As filed with the Securities and Exchange Commission on July 24, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED MATERIALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1655526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039

(Address of Principal Executive Offices) (Zip Code)

APPLIED FILMS CORPORATION

1993 STOCK OPTION PLAN, AS AMENDED

1997 STOCK OPTION PLAN, AS AMENDED

OUTSIDE DIRECTOR STOCK OPTION PLAN, AS AMENDED

NON-EMPLOYEE, NON-DIRECTOR OFFICER & CONSULTANT

NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED

LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full titles of the plans)

Joseph J. Sweeney

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 727-5555

Copy to:

John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share			Proposed maximum aggregate offering price			Amount of registration fee
Common Stock issuable under the 1993 Stock Option Plan	32,693 shares		$2.47	(3)		$80,751.71	(3)		$8.64	(3)
Common Stock issuable under the 1997 Stock Option Plan	800,286 shares		$12.78	(3)		$10,227,655.08	(3)		$1,094.36	(3)
Common Stock issuable under the Outside Director Stock Option Plan	48,888 shares		$16.98	(3)		$830,118.24	(3)		$88.82	(3)
Common Stock issuable under the Non-Employee, Non-Director Officer & Consultant Non-Qualified Stock Option Plan	12,222 shares		$16.98	(3)		$207,529.56	(3)		$22.21	(3)
Common Stock issuable under the Long-Term Incentive Plan	2,116,064 shares 18,519 shares	$ $	13.50 15.42	(3) (4)	$ $	28,566,864.00 285,562.98	(3) (4)	$ $	3,056.65 30.56	(3) (4)
Total:	3,028,672 shares					$40,198,481.57			$4,301.24

(1)	Includes associated rights (the “Rights”) to purchase preferred or common stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to the stock options and stock awards assumed by the Registrant under the Applied Films Corporation 1993 Stock Option Plan, as amended, 1997 Stock Option Plan, as amended, Outside Director Stock Option Plan, as amended, Non-Employee, Non-Director Officer & Consultant Non-Qualified Stock Option Plan, as amended, and Long-Term Incentive Plan, as amended (collectively, the “Plans”), described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is based on the weighted-average per share exercise price (rounded to the nearest cent) of the stock options assumed by the Registrant under the Plan.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price per share for the 18,519 shares of the Registrant’s Common Stock issuable pursuant to the stock awards assumed by the Registrant under the Plan is based on the average of the high and low prices per share of the Common Stock on July 18, 2006, as reported by Nasdaq, which was $15.42 per share.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of Applied Materials, Inc. (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and (iii) the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant’s Certificate of Incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8. EXHIBITS

4.1	Applied Films Corporation 1993 Stock Option Plan, as amended.

4.2	Applied Films Corporation 1997 Stock Option Plan, as amended.

4.3	Applied Films Corporation Outside Director Stock Option Plan, as amended.

4.4	Applied Films Corporation Non-Employee, Non-Director Officer & Consultant Non-Qualified Stock Option Plan, as amended.

4.5	Applied Films Corporation Long-Term Incentive Plan, as amended.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 21st day of July, 2006.

APPLIED MATERIALS, INC.
(Registrant)

/s/ Michael R. Splinter
Michael R. Splinter
President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ Michael R. Splinter Michael R. Splinter	President, Chief Executive Officer	July 21, 2006

Principal Financial Officer:

/s/ Nancy H. Handel Nancy H. Handel	Senior Vice President, Chief Financial Officer	July 21, 2006

Principal Accounting Officer:

/s/ Yvonne Weatherford Yvonne Weatherford	Corporate Vice President, Corporate Controller	July 21, 2006

Directors:

* James C. Morgan	Chairman of the Board	July 21, 2006

* Michael H. Armacost	Director	July 21, 2006

* Robert H. Brust	Director	July 21, 2006

* Deborah A. Coleman	Director	July 21, 2006

* Philip V. Gerdine	Director	July 21, 2006

* Thomas J. Iannotti	Director	July 21, 2006

* Charles Y.S. Liu	Director	July 21, 2006

* Gerhard H. Parker	Director	July 21, 2006

* Willem P. Roelandts	Director	July 21, 2006

* Michael R. Splinter	Director	July 21, 2006

Representing a majority of the members of the Board of Directors.

*By	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Attorney-in-Fact**

**	By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to this Registration Statement.

EXHIBIT INDEX

4.1	Applied Films Corporation 1993 Stock Option Plan, as amended.

4.2	Applied Films Corporation 1997 Stock Option Plan, as amended.

4.3	Applied Films Corporation Outside Director Stock Option Plan, as amended.

4.4	Applied Films Corporation Non-Employee, Non-Director Officer & Consultant Non-Qualified Stock Option Plan, as amended.

4.5	Applied Films Corporation Long-Term Incentive Plan, as amended.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.